EXHIBIT 99.1

Concurrent Reports Fiscal 2010 and Fourth Quarter Results

ATLANTA, Georgia, August 31, 2010 – Concurrent (Nasdaq: CCUR), a worldwide leader in video and media data and advertising solutions, today announced results for the fourth quarter and fiscal year ended June 30, 2010.

Company-wide revenue for the fourth quarter of fiscal year 2010 advanced to approximately $18.1 million, compared to $15.9 million in the prior year’s fourth quarter.  Gross margins for the fourth quarter of fiscal year 2010 increased to 62.3%, compared to 59.2% in the prior year’s fourth quarter.  Operating expenses were $9.7 million in the fourth quarter of fiscal year 2010, compared to $9.1 million in the prior year’s fourth quarter.   The Company generated net income of $886,000, or $0.11 per diluted share, in the fourth quarter of fiscal year 2010, compared to net income of $245,000, or $0.03 per diluted share in the same quarter of the prior fiscal year.

For fiscal year 2010, revenue amounted to approximately $60.4 million, compared to $71.6 million for fiscal 2009.  Consolidated gross margins for fiscal year 2010 rose to 60.2%, compared to 57.7% in the prior fiscal year.  The Company had operating expenses of $36.7 million and a net loss of $1.0 million in fiscal year 2010, compared to operating expenses of $55.6 million and a net loss of $14.5 million in the fiscal year 2009, including a $17.1 million impairment charge incurred in the third quarter of fiscal year 2009.

Concurrent generated approximately $6.5 million of cash from operating activities during fiscal year 2010, compared to generating $4.3 million of cash from operating activities during the prior fiscal year.  The Company’s cash balance as of June 30, 2010 was approximately $31.4 million after paying off the $949,000 revolving line of credit balance during the fourth quarter of fiscal year 2010.

The Company said the decline in year-over-year revenue, as anticipated, was primarily due to lower capital expenditures in video-on-demand systems from two North American cable MSO customers, particularly in the first half of fiscal year 2010.     The approximately 5% reduction in operating expenses in fiscal 2010, compared to the adjusted operating expenses for the prior fiscal year, was due to continued focus on operating efficiencies.

 “Our financial results this quarter were strong in all areas of the business leading to the highest quarterly operating income in recent history,” commented Dan Mondor, Concurrent president and chief executive officer. “We continue to successfully execute against our strategic business objectives to establish a more robust and predictable revenue model for the business by diversifying our video and MDAS customer base, growing our managed services business, and building contribution from our established customers.   I believe we are well-positioned for long-term growth with our new three-screen video and media data solutions.  I am encouraged by the expanding market awareness of Concurrent and the steady increase in customer acceptance of these solutions.”

Concurrent accomplished several important milestones during the quarter, including:

•	Continued successful transformation of the media data and advertising solutions business by transitioning two additional customers to the managed services business model;
•	Completing deployment of its cross-service data management solution across Charter Communications’ entire cable footprint as part of the multi-year agreement announced in March 2010;
•	Expanding the market presence of new three-screen over-the-top (OTT) video solutions with a successful trial at a second major European service provider; and
•	Deploying video-on-demand systems with two new customers in South America.

Conference Call Information
Concurrent will hold a conference call to discuss its fiscal year and fourth quarter results today, Tuesday, August 31, 2010, at 4:30 p.m. ET, which will be broadcast live at www.ccur.com, under the Investor Relations page.  The call can be accessed live by dialing 1-800-841-9385 and entering pass code 100831.  A webcast of the live call as well as a replay will also be available at www.ccur.com.

Use of Non-GAAP Financial Information
To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures for our prior fiscal year. Specifically, in this press release, we present fiscal year 2009 adjusted net income, adjusted operating expenses and adjusted operating income.  These non-GAAP financial measures exclude the impact of $17.1 million of non-cash impairment charges and adjusted net income also excludes the related income tax benefit of $430,000 on our fiscal year 2009 results.  These non-GAAP financial measures are among the primary factors management used in assessing the Company’s results for the fiscal year ended June 30, 2009, and for planning and forecasting future periods.  We believe the non-GAAP disclosures provide better comparability of our operating results over the relevant periods.

The method we use to produce these non-GAAP financial measures is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this press release and which can be found, along with other financial information, on the investor relations’ page of our Web site at: www.ccur.com

About Concurrent
Concurrent (Nasdaq: CCUR) is a global leader in innovative solutions that enable the seamless delivery, management and monetization of video on any screen.  Built on a solid foundation of video firsts and Emmy® Award winning technology, Concurrent’s screen-independent video delivery solutions create a truly holistic, 360-degree view of the consumer video experience.  Concurrent provides customers in the cable, telco, wireless, Web, advertising and content development industries with new revenue opportunities by harnessing the full potential of video.  Concurrent’s video solutions are built upon a rich heritage of high-performance, real-time technology which also powers solutions for the defense, aerospace, automotive and financial industries.  Concurrent is a global company with offices in North America, Europe and Asia.  For more information, please visit www.ccur.com.

For more information, contact:
Kirk Somers
EVP of Corporate Affairs
678.258.4000
investor.relations@ccur.com

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products;  rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of  competition on the pricing of video products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new video solutions and real-time products; the success of our relationships with technology and channel partners; capital spending patterns by a limited customer base; the current negative macro-economic environment; privacy concerns over data collection; our ability to satisfy the financial covenants in the credit agreement and the availability of debt or equity financing to support our liquidity needs.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on August 31, 2010, and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Product	$11,175	$8,851	$35,762	$44,696
Service	6,916	7,091	24,659	26,944
Total revenues	18,091	15,942	60,421	71,640

Cost of sales:
Product	4,183	4,156	14,787	20,710
Service	2,640	2,354	9,234	9,619
Total cost of sales	6,823	6,510	24,021	30,329

Gross margin	11,268	9,432	36,400	41,311

Operating expenses:
Sales and marketing	4,003	3,792	15,540	15,798
Research and development	3,067	3,104	12,530	13,772
General and administrative	2,664	2,194	8,658	8,919
Impairment of goodwill and trademark	-	-	-	17,090
Total operating expenses	9,734	9,090	36,728	55,579

Operating income (loss)	1,534	342	(328)	(14,268)

Other (expense) income, net	(188)	228	(290)	2
Income (loss) before income taxes	1,346	570	(618)	(14,266)

Income tax provision	460	325	396	211

Net income (loss)	$886	$245	$(1,014)	$(14,477)

Basic net income (loss) per share	$0.11	$0.03	$(0.12)	$(1.75)

Diluted net income (loss) per share	$0.11	$0.03	$(0.12)	$(1.75)

Basic weighted average shares outstanding	8,355	8,282	8,327	8,281

Diluted weighted average shares outstanding	8,423	8,335	8,327	8,281

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	June 30,	March 31,
	2010	2010

Revenues:
Product	$11,175	$9,241
Service	6,916	5,337
Total revenues	18,091	14,578

Cost of sales:
Product	4,183	4,211
Service	2,640	2,272
Total cost of sales	6,823	6,483

Gross margin	11,268	8,095

Operating expenses:
Sales and marketing	4,003	3,786
Research and development	3,067	3,267
General and administrative	2,664	1,993
Total operating expenses	9,734	9,046

Operating income (loss)	1,534	(951)

Other expense, net	(188)	(133)
Income (loss) before income taxes	1,346	(1,084)

Provision (benefit) for income taxes	460	(110)

Net income (loss)	$886	$(974)

Basic net income (loss) per share	$0.11	$(0.12)

Diluted net income (loss) per share	$0.11	$(0.12)

Basic weighted average shares outstanding	8,355	8,344

Diluted weighted average shares outstanding	8,423	8,344

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30,	March 31,	June 30,
	2010	2010	2009
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$31,364	$28,994	$29,110
Trade accounts receivable, net	14,194	16,389	14,546
Inventories	4,300	4,694	3,060
Prepaid expenses and other current assets	1,704	2,094	1,444
Total current assets	51,562	52,171	48,160

Property, plant and equipment, net	5,050	4,762	3,860
Intangible assets, net	3,463	3,687	4,423
Other long-term assets	2,014	730	692
Total assets	$62,089	$61,350	$57,135

LIABILITIES
Accounts payable and accrued expenses	$9,985	$8,874	$10,582
Deferred revenue	11,094	13,039	7,870
Total current liabilities	21,079	21,913	18,452

Long-term deferred revenue	4,349	3,045	1,041
Revolving bank line of credit, non-current	-	949	949
Other long-term liabilities	3,180	3,288	3,165
Total liabilities	28,608	29,195	23,607

STOCKHOLDERS' EQUITY
Common stock	84	84	83
Additional paid-in capital	205,891	205,687	205,222
Accumulated deficit	(173,273)	(174,159)	(172,259)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	1,034	798	737
Total stockholders' equity	33,481	32,155	33,528
Total liabilities and stockholders' equity	$62,089	$61,350	$57,135

Concurrent Computer Corporation
Reconciliation of Non-GAAP Adjustments
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	June 30,	June 30,	Twelve Months Ended June 30,
	2010	2009	2010	2009

OPERATING EXPENSES:
Operating expenses	$9,734	$9,090	$36,728	$55,579
Impairment of goodwill and trademark	-	-	-	(17,090)
Operating expense adjustment	-	-	-	(17,090)
Adjusted operating expenses	$9,734	$9,090	$36,728	$38,489

OPERATING INCOME (LOSS):
Operating income (loss)	$1,534	$342	$(328)	$(14,268)
Operating expense adjustment	-	-	-	17,090
Adjusted operating income (loss)	$1,534	$342	$(328)	$2,822

INCOME TAX PROVISION
Income tax expense	$460	$325	$396	$211
Deferred tax effect of operating expense adjustment	-	-	-	430
Adjusted income tax provision	$460	$325	$396	$641

NET INCOME (LOSS)
Net income (loss)	$886	$245	$(1,014)	$(14,477)
Operating expense adjustment	-	-	-	17,090
Deferred tax effect of operating expense adjustment	-	-	-	(430)
Adjusted net income (loss)	$886	$245	$(1,014)	$2,183

NET INCOME (LOSS) PER SHARE
Income (loss) per share - Diluted	$0.11	$0.03	$(0.12)	$(1.75)
Operating expense adjustment	$-	$-	$-	$2.06
Deferred tax effect of operating expense adjustment	$-	$-	$-	$(0.05)
Adjusted income (loss) per share - Diluted	$0.11	$0.03	$(0.12)	$0.26

WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED
Weighted average shares outstanding - diluted	8,423	8,335	8,327	8,281
Adjusted weighted average shares outstanding - diluted	8,423	8,335	8,327	8,334